EXHIBIT 99.1

ServisFirst Bancshares, Inc. to Announce Third Quarter 2025 Financial Results October 20th

BIRMINGHAM, Ala., Sept. 26, 2025 (GLOBE NEWSWIRE) -- ServisFirst Bancshares, Inc. (NYSE: SFBS) is scheduled to announce earnings and operating results for the quarter ended September 30, 2025 on October 20, 2025 at 4 p.m. ET. The news release will be available at www.servisfirstbancshares.com.

ServisFirst Bancshares, Inc. will host a live audio webcast to discuss earnings and results on Monday, October 20, 2025 beginning at 5:15 p.m. ET. The audio webcast can be accessed at www.servisfirstbancshares.com. A replay of the call will be available until October 31st, 2025.

About ServisFirst Bancshares, Inc.

ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary ServisFirst Bank, ServisFirst Bancshares, Inc. provides business and personal financial services from locations in Alabama, Florida, Georgia, North and South Carolina, Tennessee, and Virginia. Through the bank, we originate commercial, consumer and other loans and accept deposits, provide electronic banking services, such as online and mobile banking, including remote deposit capture, deliver treasury and cash management services and provide correspondent banking services to other financial institutions.

ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbancshares.com.

More information about ServisFirst Bancshares, Inc. may be obtained over the Internet at www.servisfirstbancshares.com or by calling
(205) 949-0302.

Contact: ServisFirst Bank
Davis Mange (205) 949-3420
DMange@servisfirstbank.com